UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2005

INFOTECH USA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22693	11-2889809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7 Kingsbridge Road, Fairfield, New Jersey 07004
(Address of Principal Executive Office)

Registrant's telephone number, including area code:  (973) 227-8772

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

         On June 28, 2005, InfoTech USA, Inc. (the “Company”) and Applied Digital Solutions, Inc., its majority stockholder (“Applied Digital”), entered into an amendment (the “Amendment”) to the Loan Agreement (the “ADS Loan Agreement”) dated June 27, 2003 by and among the Company and Applied Digital pursuant to which the Company agreed to extend the date on which the principal is due under the terms of the loan from June 30, 2005 to June 30, 2006. Under the terms of the loan, interest, which accrues at an annual rate of 16%, is due and payable by Applied Digital on a monthly basis. The loan is secured by a security interest in 750,000 shares of common stock of Digital Angel Corporation (“Digital Angel”), a majority-owned subsidiary of Applied Digital. On June 27, 2005, the market value of the shares of common stock of Digital Angel pledged by Applied Digital as collateral under the loan approximated $2,947,500, based on the closing price of Digital Angel's common stock, which trades on the American Stock Exchange under the symbol “DOC”. The Company has assigned its rights under the ADS Loan Agreement to Wells Fargo Business Credit, Inc. (“Wells Fargo”) to secure its obligations under the $4,000,000 credit facility with Wells Fargo.

         The foregoing description of the Amendment is only a summary of the terms and conditions of the Amendment and is qualified in its entirety by reference to the Amendment, a copy of which has been filed as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits

      See exhibit index.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoTech USA, Inc.

Date: June 28, 2005	By:	/s/ J. Robert Patterson
J. Robert Patterson Vice President, Chief Financial Officer, Treasurer and Director

Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Loan Documents, dated June 28, 2005, by and between Applied Digital Solutions, Inc. and InfoTech USA, Inc.